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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Opticon Medical, Inc.:


We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the registration statement.

Our report dated February 16, 2001, states that we have audited the balance sheets of Opticon Medical, Inc. (a development stage enterprise) as of December 31, 2000 and 1999 and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. The statements of operations, stockholders' equity (deficit) and cash flows for the period July 28, 1994 (inception) to December 31, 2000 include amounts for the period from July 28, 1994 (inception) to December 31, 1998, which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it related to the amounts included for the period July 28, 1994 through December 31, 1998 is based solely on the report of the other auditors.

Our report dated February 16, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP

Columbus, Ohio
July 6, 2001